Exibit(d)(16)

                         RESEARCH AND ADVISORY AGREEMENT
                         -------------------------------

                  Deutsche Investment Management Americas Inc.
                                 345 Park Avenue
                          New York, New York 10154-0010


                                                    30th September, 2002
                                                         ----------

Deutsche Asset Management Investment Services Limited
One Appold Street
London, England Ec2a 2uu

         We have entered into an Investment Management Agreement (the "Management Agreement") dated as of April 5, 2002, as amended from time to time, with Scudder International Fund, Inc. (the "Corporation"), a Maryland corporation, on behalf of Scudder International Fund, a series of the Corporation (the "Fund"), pursuant to which we act as investment advisor to and manager of the Fund. A copy of the Management Agreement has been previously furnished to you. In furtherance of such duties to the Fund, and with the approval of the Fund, we wish to avail ourselves of your investment advisory services. Accordingly, with the acceptance of the Fund, we hereby agree with you as follows for the duration of this Agreement:

         1. You agree to furnish to us such information, investment recommendations, advice and assistance with respect to all or a portion of the investment portfolio of the Fund as we shall from time to time reasonably request. In addition, for the benefit of the Fund, you agree to pay the fees and expenses of any directors or officers of the Corporation who are directors, officers or employees of you or of any of your affiliates.

         2. For the services provided and the expenses assumed pursuant to this Agreement, we will pay to you, and you will accept as full compensation therefore, fees, computed daily and payable monthly, on an annual basis equal to the percentage set forth on Exhibit A hereto of the average daily net assets of the Fund for which you provide services pursuant to Paragraph 1 hereof. For purposes of computing the monthly fee, the value of the net assets of the Fund shall be determined as of the close of business on the last business day of each month; provided, however, that the fee for the period from the end of the last month ending prior to termination of this Agreement, for whatever reason, to date of termination shall be based on the value of the net assets of the Fund determined as of the close of business on the date of termination and the fee for such period through the end of the month in which such proceeds are received shall be prorated according to the proportion which such period bears to a full monthly period. Each payment of a monthly fee shall be made by us to you within the fifteen days next following the day as of which such payment is so computed.

         The value of the net assets of the Fund shall be determined pursuant to applicable provision of the Articles of Incorporation and By-laws of the Fund.

         We agree to work with you, in order to make our relationship as productive as possible for the benefit of the Fund, to further the development of your ability to provide the services contemplated by Paragraph 1. To this end we agree to work with you to assist you in developing your research techniques, procedures and analysis. We agree not to furnish, without your consent, to any person other than our personnel and directors and representatives of the Fund any tangible research material that is prepared by you, that is not publicly available, and that has been stamped or otherwise clearly indicated by you as being confidential.

         3. You agree that you will not make a short sale of any capital stock of the Fund, or purchase any share of the capital stock of the Fund otherwise than for investment.

         4. Your services to us are not to be deemed exclusive and you are free to render similar services to others, except as otherwise provided in Paragraph 1 hereof.

         5. Nothing herein shall be construed as constituting you an agent of us or of the Fund.

         6. You represent and warrant that you are registered as an investment advisor under the U.S. Investment Advisers Act of 1940, as amended. You agree to maintain such registration in effect during the term of this Agreement.

         7. Neither you nor any affiliate of yours shall receive any compensation in connection with the placement or execution of any transaction for the purchase or sale of securities or for the investment of funds on behalf of the Fund, except that you or your affiliates may receive a commission, fee or other remuneration for acting as broker in connection with the sale of securities to or by the Fund, if permitted under the U.S. Investment Company Act of 1940, as amended.

         8. We and the Fund agree that you may rely on information reasonably believed by you to be accurate and reliable. We and the Fund further agree that neither you nor your officers, directors, employees or agents shall be subject to any liability for any act or omission in the course of, connected with or arising out of any services to be rendered hereunder except by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties or by reason of reckless disregard of your obligations and duties under this Agreement.

         9. This Agreement shall remain in effect from September 30, 2002 and shall continue in effect thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Fund's Board of Directors who are not interested persons of the Fund, you or us, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Fund's Board of Directors or the holders of a majority of the outstanding voting securities of the Fund. This Agreement may nevertheless be terminated at any time, without penalty, by the Fund's Board of Directors or by vote of holders of a majority of the outstanding voting securities of the Fund, upon 60 days' written notice delivered or sent by registered mail, postage prepaid, to you, at your address given in Paragraph 11 hereof or at any other address of which you shall have notified us in writing, or by you upon 60 days' written notice to us and to the Fund, and shall automatically be terminated in the event of its assignment or of the termination (due to assignment or otherwise) of the Management Agreement, provided that an assignment to a corporate successor to all or substantially all of your business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of your business shall not be deemed to be an assignment for purposes of this Agreement. Any such notice shall be deemed given when received by the addressee.

         10. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto. It may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Fund; and (ii) a majority of the members of the Fund's Board of Directors who are not interested persons of the Fund, you or us, cast in person at a meeting called for the purpose of voting on such approval.


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

         11. Any notice hereunder shall be in writing and shall be delivered in person or by facsimile (followed by mailing such notice, air mail postage paid, the day on which such facsimile is sent).

     Addressed

         If to Deutsche Investment Management Americas Inc., to:

                  Deutsche Investment Management Americas Inc.
                  345 Park Avenue
                  New York, New York  10154
                            Attention: General Counsel
                            (Facsimile No. 212-223-3127)

         If to Deutsche Asset Management Investment Services Limited, to:

                  Deutsche Asset Management Investment Services Limited One Appold Street
                  London, England Ec2a 2uu
                            Attention: Richard Wilson
                            (Facsimile No. 011 44 (20) 757-71057)

or to such other address as to which the recipient shall have informed the other party.

         Notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and if by facsimile and mail, the date on which such facsimile and confirmatory letter are sent.

         12. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the U.S. Investment Company Act of 1940, as amended. As used herein the terms "interested person," "assignment," and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the U.S. Investment Company Act of 1940, as amended.


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

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                            Very truly yours,


                                            DEUTSCHE INVESTMENT MANAGEMENT
                                            AMERICAS INC.

                                            By: /s/William F. Glavin
                                                ----------------------------
                                            Name: William F. Glavin
                                            Title: Managing Director

The foregoing agreement is hereby accepted as of the date first above written.



                                            DEUTSCHE ASSET MANAGEMENT INVESTMENT
                                            SERVICES LIMITED

                                            By: /s/Alex Tedder
                                                ----------------------------
                                            Name: Alex Tedder
                                            Title: Director
Accepted: /s/Patrick Galligan

SCUDDER INTERNATIONAL FUND, INC., on behalf of
SCUDDER INTERNATIONAL FUND


By:      /s/John Millette
         ----------------------------
Name:    John Millette
Title:   Vice President


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

                                    EXHIBIT A
                                    ---------

                                       TO

                              SUBADVISORY AGREEMENT
                            DATED _________ __, 2002

                                     BETWEEN

                DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC. AND
              DEUTSCHE ASSET MANAGEMENT INVESTMENT SERVICES LIMITED




Series                          Net Assets                      Subadvisory Fee
------                          ----------                      ---------------
Scudder International Fund      On the first $250 million       0.560%

                                On the next $250 million        0.550%

                                On the next $500 million        0.530%

                                On amounts over $1 billion      0.490%




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